   As filed with the Securities and Exchange Commission on December 21, 1999
                                                      Registration No. 333-89177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                  TULARIK INC.
             (Exact name of registrant as specified in its charter)
                                ---------------

             Delaware                            8731                          94-3148800
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                                ---------------
                              Two Corporate Drive
                     South San Francisco, California 94080
                                 (650) 825-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                David V. Goeddel
                            Chief Executive Officer
                                  Tularik Inc.
                              Two Corporate Drive
                     South San Francisco, California 94080
                                 (650) 825-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

         Suzanne Sawochka Hooper, Esq.                         David A. Hahn, Esq.
          Stephen N. Rosenfield, Esq.                      Christopher L. Kaufman, Esq.
               Cooley Godward LLP                                Latham & Watkins
             Five Palo Alto Square                                 701 B Street
              3000 El Camino Real                                   Suite 2100
            Palo Alto, CA 94306-2155                           San Diego, CA 92101
                 (650) 843-5000                                   (619) 236-1234

                                ---------------
Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                                ---------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Explanatory Note

The purpose of this Post-Effective Amendment No. 2 to the Registration Statement is to file certain exhibits to the Registration Statement.

Item 16. (a) Exhibits and Financial Statement Schedules

   1.1+    Form of U.S. Underwriting Agreement.
   1.2+    Form of International Underwriting Agreement.
   1.3+    Form of Purchase Agreement for Pharma Vision 2000 AG.
   3.1+    Amended and Restated Certificate of Incorporation of Registrant to
           be filed upon the closing of the offering made in connection with this Registration Statement.
   3.2+    Amended and Restated Bylaws of Registrant to be filed upon the closing of the offering made in connection with this Registration
           Statement.
   4.1+    Specimen Common Stock Certificate.
   4.2+    Amended and Restated Registration Rights Agreement, dated August 15,
           1999, between Registrant and holders of Registrant's Series A,
           Series B, Series C, Series D, Series E, Series F and Series G
           preferred stock and holders of warrants to purchase Registrant's common stock or Series H preferred stock.
   4.3+    Investor Rights Agreement, dated October 31, 1997, between
           Registrant and holders of Registrant's Series H preferred stock.

   5.1+    Opinion of Cooley Godward LLP.
  10.1+    Form of Indemnity Agreement.
  10.2+    1991 Stock Plan and related documents.
  10.3+    1997 Equity Incentive Plan and related documents.
  10.4+    1997 Non-Employee Directors' Stock Option Plan and related documents.
  10.5+    1999 Employee Stock Purchase Plan.
  10.6++   Collaboration Agreement between Registrant and Sumitomo
           Pharmaceuticals Co., Ltd., dated January 31, 1995, as amended March
           13, 1997.
  10.7++   Research, Collaboration and License/Development Agreement between
           Registrant and Taisho Pharmaceutical Co., Ltd., dated March 20,
           1996, as amended on January 1, 1998 and January 1, 1999.
  10.8++   Amended and Restated Collaboration and License Agreement between
           Registrant and Merck & Co., Inc., dated December 22, 1996.
  10.9++   Research Collaboration and License Agreement between Registrant and the Roche Bioscience division of Syntex (U.S.A.) Inc., dated July 8,
           1997, as amended on December 19, 1997.
  10.10++  Research Agreement between Registrant and Cold Spring Harbor
           Laboratory, dated October 3, 1997.
  10.11++  License Agreement between Registrant and Cold Spring Harbor
           Laboratory, dated October 3, 1997.
  10.12++  Collaboration Agreement between Registrant and Knoll AG, dated
           November 1, 1998.
  10.13*++ Preliminary Research, Development and Marketing Agreement between
           Registrant and Japan Tobacco Inc., dated September 8, 1998.
  10.14*++ Preliminary Research, Development and Marketing Agreement between
           Registrant and Japan Tobacco Inc., dated September 20, 1998.
  10.15++  Screening Agreement between Registrant and Japan Tobacco Inc., dated
           August 23, 1999.

 10.16++ Licensing Agreement between Registrant and Eli Lilly and Company, dated September 24, 1999.
 10.17+  Stock Purchase Agreement between Registrant and the 1987 Swanson
         Family Trust, dated June 20, 1996, as amended August 17, 1996.
 10.18+  Sublease between Registrant and AGY Therapeutics, Inc., dated January
         25, 1999.
 10.19+  Sublease between Registrant and Coulter Pharmaceuticals, Inc., dated
         May 1, 1999.
 10.20+  Sublease between Registrant and IGEN International, Inc., dated August
         20, 1999.
 10.21+  Lease Agreement between Leonard Racanelli and The Rosa Racanelli 1998
         Trust, dated July 23, 1998.
 10.22+  Sublease between Registrant and GeneSoft Inc., dated November 16,
         1998.
 10.23+  Lease Agreement between Registrant and Brittania Developments, Inc., dated April 20, 1995.
 10.24+  Lease Agreement between Registrant and Brittania Developments, Inc., dated February 10, 1998.
 10.25+  Agreement and General Release between Registrant and John P.
         McLaughlin, dated September 30, 1999.
 22.1+   List of Subsidiaries.
 23.1+   Consent of Ernst & Young LLP, Independent Auditors.
 23.2+   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1+   Power of Attorney (contained on signature page).
 27.1+   Financial Data Schedule.

--------
++ Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

+  Previously filed.

* Previously filed and filed herewith in connection with revisions to our confidential treatment requests.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 21st day of December, 1999.

                                          TULARIK INC.

                                                   /s/ Corinne H. Lyle
                                          By:__________________________________
                                                      Corinne H. Lyle
                                                  Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date

                  *                    Chief Executive Officer     December 21, 1999
______________________________________  and Director (Principal
           David V. Goeddel             Executive Officer)

        /s/ Corinne H. Lyle            Chief Financial Officer     December 21, 1999
______________________________________  (Principal Finance and
           Corinne H. Lyle              Accounting Officer)

                  *                    Director                    December 21, 1999
______________________________________
        A. Grant Heidrich, III

                  *                    Director                    December 21, 1999
______________________________________
            Mark J. Levin

                  *                    Director                    December 21, 1999
______________________________________
            Paul A. Marks

                  *                    Director                    December 21, 1999
______________________________________
         Edward R. McCracken

                  *                    Director                    December 21, 1999
______________________________________
          Steven L. McKnight

                  *                    Director                    December 21, 1999
______________________________________
          Peter J. Sjostrand

  *By /s/ Corinne H. Lyle
--------------------------------
           (Attorney-In-Fact)

                                 Exhibit Index

  Exhibit
  Number   Description
  -------  -----------
   1.1+    Form of U.S. Underwriting Agreement.
   1.2+    Form of International Underwriting Agreement.
   1.3+    Form of Purchase Agreement for Pharma Vision 2000 AG.
   3.1+    Amended and Restated Certificate of Incorporation of Registrant to
           be filed upon the closing of the offering made in connection with this Registration Statement.
   3.2+    Amended and Restated Bylaws of Registrant to be filed upon the closing of the offering made in connection with this Registration
           Statement.
   4.1+    Specimen Common Stock Certificate.
   4.2+    Amended and Restated Registration Rights Agreement, dated August 15,
           1999, between Registrant and holders of Registrant's Series A,
           Series B, Series C, Series D, Series E, Series F and Series G
           preferred stock and holders of warrants to purchase Registrant's common stock or Series H preferred stock.
   4.3+    Investor Rights Agreement, dated October 31, 1997, between
           Registrant and holders of Registrant's Series H preferred stock.

   5.1+    Opinion of Cooley Godward LLP.
  10.1+    Form of Indemnity Agreement.
  10.2+    1991 Stock Plan and related documents.
  10.3+    1997 Equity Incentive Plan and related documents.
  10.4+    1997 Non-Employee Directors' Stock Option Plan and related documents.
  10.5+    1999 Employee Stock Purchase Plan.
  10.6++   Collaboration Agreement between Registrant and Sumitomo
           Pharmaceuticals Co., Ltd., dated January 31, 1995, as amended March
           13, 1997.
  10.7++   Research, Collaboration and License/Development Agreement between
           Registrant and Taisho Pharmaceutical Co., Ltd., dated March 20,
           1996, as amended on January 1, 1998 and January 1, 1999.
  10.8++   Amended and Restated Collaboration and License Agreement between
           Registrant and Merck & Co., Inc., dated December 22, 1996.
  10.9++   Research Collaboration and License Agreement between Registrant and the Roche Bioscience division of Syntex (U.S.A.) Inc., dated July 8,
           1997, as amended on December 19, 1997.
  10.10++  Research Agreement between Registrant and Cold Spring Harbor
           Laboratory, dated October 3, 1997.
  10.11++  License Agreement between Registrant and Cold Spring Harbor
           Laboratory, dated October 3, 1997.
  10.12++  Collaboration Agreement between Registrant and Knoll AG, dated
           November 1, 1998.
  10.13*++ Preliminary Research, Development and Marketing Agreement between
           Registrant and Japan Tobacco Inc., dated September 8, 1998.
  10.14*++ Preliminary Research, Development and Marketing Agreement between
           Registrant and Japan Tobacco Inc., dated September 20, 1998.
  10.15++  Screening Agreement between Registrant and Japan Tobacco Inc., dated
           August 23, 1999.

 Exhibit
 Number  Description
 ------- -----------
 10.16++ Licensing Agreement between Registrant and Eli Lilly and Company, dated September 24, 1999.
 10.17+  Stock Purchase Agreement between Registrant and the 1987 Swanson
         Family Trust, dated June 20, 1996, as amended August 17, 1996.
 10.18+  Sublease between Registrant and AGY Therapeutics, Inc., dated January
         25, 1999.
 10.19+  Sublease between Registrant and Coulter Pharmaceuticals, Inc., dated
         May 1, 1999.
 10.20+  Sublease between Registrant and IGEN International, Inc., dated August
         20, 1999.
 10.21+  Lease Agreement between Leonard Racanelli and The Rosa Racanelli 1998
         Trust, dated July 23, 1998.
 10.22+  Sublease between Registrant and GeneSoft Inc., dated November 16,
         1998.
 10.23+  Lease Agreement between Registrant and Brittania Developments, Inc., dated April 20, 1995.
 10.24+  Lease Agreement between Registrant and Brittania Developments, Inc., dated February 10, 1998.
 10.25+  Agreement and General Release between Registrant and John P.
         McLaughlin, dated September 30, 1999.
 22.1+   List of Subsidiaries.
 23.1+   Consent of Ernst & Young LLP, Independent Auditors.
 23.2+   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1+   Power of Attorney (contained on signature page).
 27.1+   Financial Data Schedule.

--------
++ Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

+  Previously filed.

* Previously filed and filed herewith in connection with revisions to our confidential treatment requests.